10.63

IN-SITU URANIUM MINING LEASE AND SURFACE USE AGREEMENT

This In-Situ Uranium Mining Lease and Surface Use Agreement (hereafter "Lease") made this 12 day of JUNE, 2008 by and between JO ANN POST EDGE, NATHAN C. POST, JOHN A. POST, NATHAN M. POST, and KELLY POST ROARK, hereinafter called "Lessor" and Uranium Energy Corp., a Nevada Corporation authorized to conduct business in Texas whose address is 9801 Anderson Mill Rd., Suite 230, Austin, Texas 78750, including its successors and assigns, hereinafter called "Lessee."

WITNESSETH:

1. That Lessor, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, and in further consideration of the covenants and agreements of Lessee hereinafter contained, has granted, demised, leased and let and by these presents does grant, demise, lease, and let exclusively unto Lessee, its successors or assigns, the lands described herein (the "Leased Premises"), including all necessary rights, for the purposes of exploring for, mining, extracting by use of solutions, in situ, producing, saving, and marketing vanadium, molybdenum, and compounds, solutions, mixtures and source materials, or any of them, containing such substances including without limitation, uranium ore and uranium oxide ore and associated minerals and all other valuable metals, minerals, and ores, whether similar or dissimilar to those mentioned, which are necessarily produced along with the ore or in solution with, or in any manner incidental to the production of the foregoing substances ("Leased Substances"). Leased Substances do not include coal, oil, gas, casinghead gas, condensates and associated hydrocarbon substances, sulphur, gravel, sand, dirt, caliche and water. The Leased Premises are the lands described as follows:

> 42.876 acres, more or less, located in the Abel Sigmon Survey, Abstract No. 251, in Goliad County, Texas, and being the same 42.876 acres conveyed by Nathan Post, and wife, Hattie, to Nathan C. Post, et al, by deed dated January 2, 1979, and recorded in Volume 296, Page 123, of the Deed Records of Goliad, County, Texas;

For the purpose of calculating payments hereinafter provided for based on acreage, the land covered hereby is deemed to comprise 42.876 acres, whether it actually comprises more or less.

For the same consideration, Lessor, as owner of the surface of Leased Premises, GRANTS, ASSIGNS and CONVEYS to Lessee surface and subsurface easements by which Lessee may take any and all actions necessary: (1) to mine and remove Leased Substances from the Leased Premises through or by means of facilities that may be in or upon Leased Premises or any other lands wherever situated (hereafter "Other Lands"), (2) to construct facilities in or upon the Leased Premises for the mining, removal, reclamation, restoration, treatment, or transportation of Leased Substances or other materials from the Leased Premises or from Other Lands, or for any purpose connected with the foregoing (including, but not limited to the construction of roadways, monitoring wells, pipelines and power lines), (3) to store, deposit, inject, or reinject on the Leased Premises or at such place or places as Lessee may elect, Leased Substances or other materials (whether from the Leased Premises or from Other Lands) resulting from such mining, removal, reclamation, restoration, treatment, or transportation, and (4) the rights of ingress to and egress from the Leased Premises at any and all times for any of such purposes. The storage of Leased Substances or other materials or the injection, transportation, or storage of solutions or fluids from Leased Premises on Other Lands shall not be deemed a removal or shipment of the same which would require Lessee to pay production royalties. Owner agrees to recognize the rights and interests of others in such Leased Substances from Other Lands, materials, solutions and fluids stored on the Leased Premises and to permit their removal. The easements granted herein shall remain in effect for so long as Lessee continues to conduct mining, production, treatment, reclamation, or restoration activities on Leased Premises or on Other Lands that necessitate use of facilities in or on Leased Premises regardless of the termination of the right to mine, process, or market Leased Substances provided in Sections 2 and 3 below. When the easements granted herein are no

longer useful, necessary, or convenient to Lessee, determinable by Lessee in its sole discretion, for the purposes described herein, Lessee shall abandon the easements by executing and recording a reconveyance and release of such easements.

2. This Lease shall remain in effect for an initial primary term of five (5) years from this date and throughout the extended primary term provided in Section 3 below, if the option to extend the primary term is exercised by Lessee, and for so long as Leased Substances are being mined, processed, or marketed from the Leased Premises.. This Lease shall also remain in full force and effect for the purpose of surface reclamation and subsurface restoration in accordance with Lessee's regulatory responsibilities and responsibilities under this Lease until such time as Lessee receives all required regulatory approvals, releases and/or permit license terminations from all applicable state and federal agencies. Restoration and reclamation shall be completed as soon as reasonably practicable after the cessation of production of Leased Substances.

Temporary cessation in mining, processing, production, or marketing of Leased Substances from any cause shall not work a termination of this Lease, but Lessee shall exercise diligence in remedying or removing the cause of temporary cessation. Lessee may also, at its sole discretion, temporarily suspend the mining of Leased Substances from the Leased Premises at any time and from time to time. However, if suspension of operations is caused by loss of a market or lack of a market satisfactory to Lessee, Lessee shall use diligence in searching for a satisfactory market for the Leased Substances, and cessation of production resulting from such causes is expressly permitted.

3. On or before each anniversary date of this Lease during the initial primary term, Lessee shall pay Lessor as rent for the next ensuing Lease year the sum of <u>$10.00</u> for each mineral acre covered by this Lease at the time such payment is due. Additionally, Lessee shall have and is hereby granted the option, without obligation to exercise same, to extend the primary term of this Lease for an additional five (5) years by paying, on or before the date the primary term expires, rent for the next ensuing Lease year in the amount of <u>$150.00</u> for each mineral acre covered by this Lease at the time payment is due. On or before each anniversary date thereafter during such extended primary term, Lessee shall pay Lessor rent for the next ensuing Lease year in the amount of <u>$10.00</u> for each mineral acre covered by this Lease at the time payment is due.

4. Royalties which become due Lessor under this Lease shall be paid on or before the last day of each April, July, October and January for Leased Substances sold during the preceding calendar quarter. Lessor's royalty shall bear Lessor's proportionate share of any tax or fee levied on the ownership, mining, production, processing, severance or sale of the Leased Substances, and Lessee may, at Lessee's election, withhold from any royalty payment Lessor's proportionate share of any such tax or fee and pay it directly to the taxing authority. The term "net sales proceeds" used herein shall mean the actual selling price after deduction for taxes or fees only. Lessor's royalty interest shall bear no expense of production, mining, processing, hauling, transporting or any other expenses other than taxes or fees. No royalty is reserved on Leased Substances not mined or produced in commercially useful quantities from the Leased Premises. Subject to the foregoing, Lessor reserves as royalty the following after deduction for taxes or fees only:

When the sale price of uranium (yellowcake) is:	Royalty:
$25.00 per pound or less	6.00%
More than $25.00, but less than $30.00 per pound	7.00%
More than $30.00, but less than $35.00 per pound	8.00%
More than $35.00, but less than $40.00 per pound	9.00%
More than $40.00, but less than $60.00 per pound	10.00%
More than $60.00, but less than $80.00 per pound	11.00%
$80.00 per pound or more	12.00%

The above listed royalty percentages will be paid based on the actual net sales proceeds received by Lessee for yellowcake, or slurry, sold and delivered through an arms length transaction. An arms length transaction shall be deemed to be a bona fide transaction between Lessee and a third party purchaser, not an affiliate, subsidiary or parent of Lessee, or other entity in which Lessee has a financial

interest by stock ownership or otherwise of ten percent (10%) or more. Any contract with a third party purchaser shall contain provisions for re-determination of price at intervals no less frequently than annually.

Lessee shall have the right to commingle Leased Substances from the Leased Premises with mineral ores mined from Other Lands. The Leased Substances from the Leased Premises and the mineral ores from Other Lands shall be measured and sampled in accordance with industry standards or practices in order that the quantity of Leased Substances recovered from the production wells may be determined with reasonable accuracy. Where production or injection wells are located within reasonable proximity of a property line, whether located on Leased Premises or on Other Lands, the amount of Leased Substances produced from such wells shall be divided among Lessor and any other mineral interest owner within proximity of the property line for the purposes of calculating royalties. Such division and allocation shall be accomplished with reasonable accuracy in accordance with industry standards or practices.

5. All payments made under this Lease may be paid or tendered directly to Lessor or to Lessor's credit in the banks designated in Paragraph 29, which bank and its successors, are hereby made the agents of Lessor to receive all royalties herein provided for and shall continue as the depository regardless of changes in the ownership of said land or the right to receive said royalties. If such bank or any successor bank should fail, liquidate or be succeeded by another bank, or for any reason fail to accept a payment, Lessee shall not be held in default for failure to make or render same until thirty (30) days after Lessor shall deliver to Lessee a proper recordable instrument naming another bank as agent to receive such payments or tenders.

All payments or tenders may be made by delivering or mailing cash, check or draft, and the depositing of such cash, check or draft in any post office addressed to the depository bank or to Lessor (at Lessor's last known address as shown by Lessee's records) shall be deemed payment or tender as herein provided.

No change or division in ownership of the Leased Premises or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee. No such change or division in the ownership of the Leased Premises or royalties shall be binding upon Lessee for any purpose until forty-five (45) days after the person acquiring any interest shall furnish Lessee at Lessee's principal place of business with the instrument or instruments or certified copies thereof, evidencing such change, transfer or division of ownership, provided that Lessee may at its election, recognize any such change or division prior to the expiration of said forty-five (45)-day period of time and make payment to the new owners.

If Lessor owns a lesser interest in the Leased Substances or in the Leased Premises than the entire and undivided fee simple estate therein, then whether or not such interest is referred to or described herein, all royalties and damages herein provided for shall be paid Lessor only in the proportion which Lessor's interest bears to the whole and undivided fee simple estate in the Leased Substances.

6. Separate from the rental amounts described in Section 3, Lessee agrees to pay Lessor the following sums:

(a) Lessee shall pay to Lessor the sum of $50.00 for each exploratory hole dug or drilled on the Leased Premises. Operations in crop fields shall be conducted only after approval of Lessor so as not to conflict with normal farming operations, and Lessor will not unreasonably withhold consent or approval.

(b) Lessee shall pay Lessor the fair market value of, or at Lessee's option replace any fence, building, road, livestock, crops or other personal property of Lessor that may be damaged or destroyed in the course of Lessee's exercise of the rights granted hereunder.

(c) Lessee shall pay to Lessor a one-time payment of $800.00 per acre for each acre of the Leased Premises that is included within the confines of an area fenced by Lessee for Lessee's operations.

(d) Lessee agrees that no live oak trees shall be removed without consent of lessor. If any oak tree is removed, damaged, or destroyed by Lessee, Lessee shall pay Lessors $2,400.00 for each such tree having a trunk with a diameter of 10 inches measured 24 inches above surface of the ground, such payment to be increased $100.00 per inch for each inch in diameter in excess of 10 inches in diameter. This is agreed to be a reasonable amount in light of the difficulty of otherwise determining the value of such trees, they being irreplaceable without great expense.

Such payment or replacement shall be accepted by Lessor as full and complete compensation for the damage, destruction or loss of use of such property. Any obligation of Lessee under the provisions of this section shall be limited to and measured by Lessor's interest in and ownership of the surface and surface improvements in respect to which any payment is provided. If Lessor owns only a separate estate in the Leased Substances, the provisions of this section shall not inure to the benefit of the owner of the surface estate as a third party beneficiary. However, Lessee agrees to bear and pay all damages to the surface owner arising out of Lessee's operations which Lessor, as owner of a separate mineral estate, may be legally obligated to pay.

7. Lessee shall,conduct all its operations on the Leased Premises in compliance with the terms of this lease and with all applicable laws and with rules and orders of regulatory agencies having jurisdiction, including those for protection of the environment, prevention of water pollution, restoration of groundwater, and reclamation of the mined land.

8. The nature, manner and extent of operations, if any, by Lessee under this Lease shall be at Lessee's sole discretion, provided only that all of said operations shall be conducted by Lessee in compliance with the terms of this lease and with good mining practices. Nevertheless Lessee shall develop the premises for production and sale of Leased Substances as a reasonably prudent operator would do.

9. Lessee is granted the right, at Lessee's sole discretion, either by itself or jointly with another operator, to create at any time during the term of this Lease, a Mining Unit to include all or any part of the Leased Premises as follows:

In the event that Lessee shall engage in solution mining, such Mining Unit may be created by combining acreage from the Leased Premises with acreage from Other Lands as follows: Lessee shall prepare and file of record in the county or counties where the lands are located, a declaration of unitization describing each of the separate tracts included within the Mining Unit. Such declaration creating the Mining Unit shall be effective on the date on which said declaration is filed unless a different effective date is specified in said declaration and shall remain in effect so long as any Lease included within the Mining Unit remains in force, or until Lessee files of record in the appropriate county or counties a notice dissolving the Mining Unit.

Such Mining Unit shall include only lands on which Lessee, either alone or in joint operations with another or others, holds the right to operate and produce substances consisting of one or more Leased Substances by ownership, lease, or other contract. Any tract not so held which is inadvertently included within the Mining Unit shall be eliminated from the Mining Unit effective as of the first day of the month in which its true status is discovered unless Lessee is able, within one hundred and twenty (120) days from the date of such discovery, to secure from the owner or owners a lease or other contract giving to Lessee the right to produce one or more Leased Substances therefrom.

Any undeveloped tracts upon which Lessee concludes that mining operations are impractical or which Lessee discovers do not contain one or more Leased Substances of mineable quantity or quality may be eliminated from the Mining Unit by Lessee at Lessee's sole discretion with appropriate revision of the declaration of unitization.

Mine development and other operations on, and production of Leased Substances from, any part of the Mining Unit so formed shall be deemed development and operations on, and production from, the Leased Premises and each and every tract within the Mining Unit for all purposes under this Lease except for royalty payment purposes. For the calculation of royalties, the amount of production of Leased Substances from a Mining Unit shall be allocated to Lessor based on Lessee's determination of the Leased Substances recovered from the Leased Premises within the Mining Unit during the applicable period in accordance with Section 4. Lessee is not obligated to pay royalties to Lessor for the sale of Leased Substances recovered from Other Lands within the Mining Unit.

From and after the effective date of such unitization, Lessee may operate all of the lands included within the Mining Unit as though they had been included in a single lease executed by Lessor and the other owners, with full right to install and use both surface and underground facilities of whatever nature on any tract of land for use in operations on any and all other tracts of land within the Mining Unit, at the sole discretion and judgment of Lessee as to the need, usefulness and desirability thereof, so long as the Mining Unit should continue in operation. However, such unitization shall in no way alter or reduce Lessee's obligations under the provisions of Section 6 of this Lease in connection with, or arising from, Lessee's installations of facilities upon the Leased Premises, or its destruction or depriving Lessor of the use of the surface of the Leased Premises, or its destruction or removal of Lessor's improvements.

10. Failure by Lessee to perform or comply with any of the terms, provisions or conditions of this Lease, express or implied, shall not automatically terminate this Lease nor render it null and void; but in case of such failure, Lessor must notify Lessee in writing thereof and Lessee shall have a period of ninety (90) days after receipt of such notice within which to cure same and, except as otherwise provided in Section 11 hereof, if same shall not have been cured within such time, Lessor may seek a judicial declaration of default and conditional termination of this Lease. However, Lessee shall have only thirty (30_ days after receipt of written notice of its failure to pay rent or royalty when due in which to cure same, except that if the amount of any royalty payment is in dispute, then such failure of Lessee to pay the disputed royalty shall be dealt with as provided in Section 12 below. Lessor reserves the right to waive any default or breach of conditions contained herein, but any such waiver shall extend only to the particular breach so waived and shall not limit the rights of Lessor with respect to any future default or breach.

11. The failure to perform or to comply with any of the covenants or conditions hereof on the part of the Lessee shall not be a ground for cancellation or termination or forfeiture of the Lease, during such time as such failure to perform is caused or compliance is prevented by severe weather, explosion, mining casualty, damage to or destruction of plant or plant facility, fire, flood, rule or order of civil or military authority, delay of regulatory authority in issuing necessary permits or approvals, insurrection, riots, strikes, or acts of God, or any circumstances or conditions beyond the control of Lessee, whether or not similar to those specified, and Lessee shall be excused from and not held liable for such failure to perform or to comply. The provisions of this Section 11 shall not apply to any failure of Lessee to pay rent or royalty.

12. In case of suit, adverse claim, dispute or question as to the ownership of any payments (or some part thereof) to be made by Lessee under this Lease, Lessee may suspend payment thereof (or the part thereof in doubt) with interest, and shall not be held in default in payment thereof until such suit, claim, dispute or question has been finally adjudicated or otherwise resolved, and Lessee shall have thirty (30) days after being furnished with the original instrument or instruments disposing of such suit, claim or dispute (or certified copy or copies thereof) or after being furnished with proof sufficient, in Lessee's opinion, to settle such question within which to make payment.

13. Lessor hereby warrants and agrees to defend the title to the Leased Substances and the Leased Premises against all persons whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Lessor but not otherwise, Lessor hereby agrees that Lessee at its option may discharge any tax, mortgage or other lien upon said land, either in whole or in part, and in event Lessee does so, it

shall be subrogated to such lien with right to enforce same and apply rentals and royalties accruing hereunder toward satisfying same. Without impairment of Lessee's right under the special warranty in event of failure of title, it is agreed that if this lease covers a less interest in the Leased Substances in all or any part of said land than the entire and undivided fee simple estate (whether Lessor's interest is herein specified or not), or no interest therein, then the royalties, delay rental, and other monies accruing from any part as to which this lease covers less than such full interest, shall be paid only in the proportion which the interest therein, if any, covered by this lease, bears to the whole and undivided fee simple estate therein .

14. The rights of either party hereunder may be assigned in whole or in part. Lessee may sublease its interest in whole or in part. An assignment by Lessee shall, to the extent of such assignment, relieve and discharge Lessee of any obligation hereunder accruing after the date of such assignment.

15. Lessee may at any time and from time to time execute and deliver to Lessor, or place of record, a release or releases covering all or any portion or portions of the Leased Premises or Leased Substances and thereby surrender this Lease as to all of such portion or portions and terminate, from and after the date of release and surrender, all obligations as to the acreage or minerals surrendered except its duty of surface reclamation and subsurface restoration and royalty obligations accrued as of the day of the surrender. Lessee agrees to furnish to Lessor within 60 days after the termination of this Lease with regard to any part of the Leased Premises from any cause, a duly executed and acknowledged instrument and release evidencing the termination of the Lease as to that part of the Leased Premises upon which the Lease has terminated.

16. This Lease and all provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and assigns. Reference herein to "Lessor" and "Lessee" shall include reference to their respective heirs, executors, administrators, successors, and assigns. Should any one or more of the parties named as Lessor fail to execute this Lease, it shall nevertheless be binding upon the party or parties executing the same.

17. Notwithstanding any provisions of this Lease to the contrary, in addition to the obligations imposed by Section 6, Lessee shall fill all test holes drilled on the Leased Premises and otherwise restore the surface such that Lessor shall be able to use the Leased Premises for any purpose for which the Leased Premises were reasonably suited prior to the commencement of Lessee's operations. Upon abandonment of any well drilled for the purpose of producing Leased Substances by the leaching process, Lessee shall, at its own expense, plug and abandon the same in accordance with the rules and regulations of the appropriate regulatory commission having jurisdiction, and cut off all casing at least three (3) feet below the surface of the ground. All test holes shall be properly cemented so that there is no cement or other structures from the surface down to three feet below the surface.

18. Lessee shall notify Lessor before entering Leased Premises to commence operations. Such notice shall be directed to Lessor at 106 NORTHWOOD CIRCLE, Cuero, Texas 77954; Phone: 361/275-9421

19. The surface of the above described land is leased by Lessor to Ted Long for agricultural purposes and Lessor may from time to time lease the said land for hunting Lessor will instruct their invitees, lessees, and licensees to abide by Lessee's reasonable protocol regarding safety, internal security, and fire prevention but Lessor shall have no liability for any act of such lessees, licensees, or invitees or for any failure of such invitees, lessees, or licensees to abide with such protocol.

20. Lessee agrees to indemnify, defend and hold harmless Lessor from and against any and all claims for damages related to and resulting from Lessee's operations on the Leased Premises that are made against Lessor by third parties or by or any of Lessee's employees, agents, invitees or licensees, or by any contractor or person using the Leased Premises by virtue of this Lease.

21. Ingress and egress by Lessee <u>for any purpose</u> shall be at a place designated by Lessor, but Lessor shall not make any unreasonable demands in selection of such place of ingress and egress. Lessee shall install a 16-foot cattle guard at point of entrance and wherever a fence is crossed with a swinging bar across same, capable of being locked, or at the option of Lessor, Lessee shall install gates

similar in cost to that required above. Where hog-proof fences are in place, Lessee shall provide and maintain hog-proof gates for access.

22. Lessee shall repair or replace all fences damaged by its operations with the same materials and design so as to restore the fence(s) to a condition equal to their original condition.

23. Lessee will, as a part of the Texas Commission on Environmental Quality ("TCEQ") or its successor agency's in-situ mine permitting process, be required to establish pre-mining (baseline) groundwater parameters in order to determine pre-mining groundwater quality. Upon termination of in-situ mining operations, Lessee shall restore the portions of aquifers that are mined to a quality consistent with pre-mining parameters in the manner required by state and federal regulations.

24. Lessee shall have free use of water from Leased Premises (except water from Lessor's wells, tanks, and reservoirs, hereafter "Lessor's Water Facilities") for all operations hereunder whether on the Leased Premises or Other Lands; however, Lessee shall have the right to test water from Lessor's Water Facilities. Exploration, solution mining, restoration, and surface reclamation operations shall be conducted in a manner to avoid, to the extent possible, damage to or destruction of Lessor's Water Facilities. In the event, however, that Lessee's operations should result in damage to or destruction of any of Lessor's Water Facilities, then Lessee, at Lessee's option, shall repair, restore or replace such facility so damaged or destroyed, with reasonable diligence and dispatch, weather permitting, or if restoration or replacement is determined by Lessee not to be feasible, then Lessee shall pay to Lessor a reasonable compensation for any such damage so sustained. Any of Lessor's Water Facilities so repaired, restored or replaced shall be of a capacity and quality equal to that which was damaged or destroyed.

Lessee shall not drill a water well without first acquiring consent from Lessor as to location, and such consent shall not be unreasonably withheld. Before abandoning such water well, Lessee shall offer same to Lessor, and if Lessor elects to accept said well, Lessee shall turn well over to Lessor with the casing intact, and Lessee shall then be relieved of any further liability for said well.

25. Lessee agrees to abide by applicable state and federal regulatory agency permits or requirements for exploration, mining, production, restoration (underground) and reclamation (surface). When production and restoration are completed in any given wellfield located on the Leased Premises, and release is granted by such applicable state or federal regulatory agency as to satisfaction of all regulatory requirements, Lessee will proceed with and complete well plugging and surface reclamation in a prudent and timely manner as required by law to satisfy applicable regulatory requirements. Surface reclamation shall include but not be limited to the following: remove equipment, backfill well casing pits, restore, contour, and reseed the surface until the seeded grass is established, remove temporary fencing, remove roads, remove cattle guards, etc. to the mutual and reasonable satisfaction of Lessor. Lessor, at his option may elect to retain portions of roads or fences or other improvements for Lessor's use. The costs to complete all restoration and reclamation shall be borne by the Lessee. In addition, Lessee warrants that any cash bond requirements imposed by applicable federal or state agencies shall be in place prior to production operations, specifically, but not limited to, TCEQ or its successor agency.

26. Lessee agrees to reimburse Lessor for any roll back ad valorem taxes charged to Lessor as a result of the Leased Premises or part thereof losing their agriculture values for tax purposes due to the existence of this lease or actions of the Lessee pursuant to this Lease.

27. Lessee's obligations under this Lease, shall be subject to all applicable laws, rules, regulations and orders of any governmental authority having jurisdiction including restrictions on the drilling of wells, the exploration, production or treatment of Leased Substances, and reclamation and restoration of the surface and subsurface of Leased Premises. Notwithstanding the provisions of paragraph 2 above, should Lessee be delayed or prevented from complying with any express or implied covenant of this lease, other than the payment of money, or from conducting mining operations or from producing or treating any Leased Substance, by reason of such laws, rules, regulations or orders, or by inability to obtain necessary permits, fire, flood, adverse weather conditions, war, sabotage, rebellion, insurrection, riot, or strike, (commonly referred to as "force majeure"), this lease shall not terminate because of such prevention or delay and, at Lessee's option, the period of such prevention or delay shall be added to the term hereof or any period for performance of Lessee's rights or obligations

hereunder. Lessee shall not be liable for breach of any terms of this Lease when exploration, development, production, or treatment of Leased Substances is so prevented, delayed or interrupted. Lessee shall take all reasonable actions to remove or end any cause of force majeure as soon as reasonably possible.

28. Notwithstanding any provision of this Lease to the contrary, it is the controlling intention of the parties that this Lease authorizes in situ solution mining only. No surface or open mines are authorized.

29. RENTAL & ROYALTY DIVISION ORDER: Lessor agrees that the share (if any) set out below opposite the name of each party named below shall be the total share of annual delay rental AND royalty payable under this lease to such party, such party's heirs, successors or assigns, and said rental or royalty may be paid or tendered to any such party at the party's address below or to the credit of any such party, such party's heirs, successors or assigns, in the respective depository bank set out below opposite such party's name, or its successors, to-wit:

CREDIT TO	DEPOSITORY	SHARE
JoAnn Post Edge	Trust Texas	1/4th
Nathan C. Post	Wells Fargo	1/4th
John A. Post	Wells Fargo	1/4th
Nathan M. Post	Self - 37152 Perry Fishhook Rd	1/8th
Kelly Post Roark	Self - 3811 Margaret St.	1/8th

IN WITNESS WHEREOF, this Lease is executed as of the day and year first above written.

LESSOR:

By: Jo Ann Post Edge Date: 7/3/08
Printed Name: JoAnn Post Edge

By: Nathan C. Post Date: 6/13/08
Printed Name: Nathan C. Post

By: John A. Post Date: 7-3-08
Printed Name: John A. Post

By: Nathan M. Post Date: 7/15/08
Printed Name: Nathan M. Post

By: Kelly P. Roark Date: 7/7/08
Printed Name: Kelly Post Roark

LESSEE: URANIUM ENERGY CORP.
a Nevada corporation

By: Harry L. Anthony   Date: 8-21-08

Printed Name: Harry L. Anthony

Title: Chief Operating Officer

Uranium Energy Corp.

ACKNOWLEDGEMENTS

STATE OF TEXAS §
COUNTY OF DeWITT §

This instrument was acknowleged before me on the 3 day of July, 2008, by JoANN POST EDGE

Karen C. Lewis
Notary Public in and for the State of Texas

KAREN C. LEWIS
Notary Public, State of Texas
My Commission Expires July 17, 2010

STATE OF TEXAS §
COUNTY OF DeWITT §

This instrument was acknowledged before me on the 13 day of JUNE, 2008, by NATHAN C. POST.

Notary Public in and for the State of Texas

STATE OF TEXAS §
COUNTY OF DeWITT §

This instrument was acknowledged before me on the 3 day of July, 2008, by JOHN A. POST.

Karen C. Lewis
Notary Public in and for the State of Texas

KAREN C. LEWIS
Notary Public, State of Texas
My Commission Expires July 17, 2010

STATE OF Texas §
COUNTY OF DeWitt §

This instrument was acknowledged before me on the 15th day of July, 2008, by NATHAN M. POST.

"OFFICIAL SEAL"
DIXIE L. BERRY
NOTARY PUBLIC, STATE OF ILLINOIS
MY COMMISSION EXPIRES 02-08-2010

Dixie L. Berry
Notary Public in and for the State of Illinois

THE STATE OF TEXAS :
COUNTY OF ~~DeWITT~~ FORTBEND :

This instrument was acknowledged before me on the 7TH day of JULY, 2008, by KELLY POST ROARK.

RAMONA E. HOBBS
Notary Public, State of Texas
My Commission Expires
February 29, 2012

Notary Public in and for the State of TExas

THE STATE OF Texas

COUNTY OF Travis

This instrument was acknowledged before me on the 21st day of August, 2008, by Harry L. Anthony, Chief Operating Officer of URANIUM ENERGY
(Name of Officer) (Title of Officer)
CORP., a Nevada corporation, on behalf of said corporation.

[signature]
NOTARY PUBLIC, STATE OF Texas

LEONARD G. GARCIA
NOTARY PUBLIC
STATE OF TEXAS
EXPIRES
5-8-2012